Exhibit 10.2

Amendment Agreement

to the

Asset Purchase Agreement

by and among

Ibeo Automotive Systems GmbH, as Seller,

and

MicroVision GmbH, as Purchaser

regarding the

acquisition of the Ibeo Business

Table of Contents

1.	DEFINED TERMS AND ABBREVIATIONS	3

2.	AMENDMENT OF THE MAIN BODY OF THE ASSET PURCHASE AGREEMENT	3

3.	EXHIBITS TO THE ASSET PURCHASE AGREEMENT	6

4.	COSTS	6

5.	MISCELLANEOUS	6

i

Table of Schedules

Schedule number	Schedule name
Exhibit 3.1	Amended Schedule 6.1

Amendment Agreement to Asset Purchase Agreement

This amendment agreement to the Asset Purchase Agreement is entered into by and among

1.

Ibeo Automotive Systems GmbH, a limited liability company organized under the laws of Germany, registered in the Commercial Register of the Local Court of Hamburg under HRB 111950, with registered business address at Merkurring 60-62, 22143 Hamburg (the “Seller”); and

2.

MicroVision GmbH, a limited liability organized under the laws of Germany, registered in the Commercial Register of the Local Court of Nuremberg under HRB 40266, with registered business address at Nordostpark 16, 90411 Nuremberg (the “Purchaser”).

(each of Seller and Purchaser, individually a “Party” and collectively the “Parties”)

Recitals

A.

The Parties have entered into that certain asset purchase agreement dated 1 December 2022 (main deed no. H 5266 of the Register of Deeds for 2022 of the Notary Sebastian Herrler with official seat in Munich) (the “Asset Purchase Agreement”). Reference is herewith made to the Asset Purchase Agreement which was available today in original and to which the parties refer pursuant to § 13a BeurkG, with the consequence that all provisions of the Asset Purchase Agreement claim validity. The parties are aware of the contents of the Asset Purchase Agreement and waive the Asset Purchase Agreement being read out and attached to this deed.

B.	The Parties wish to amend the Asset Purchase Agreement by this amendment agreement to the Asset Purchase Agreement (“Agreement”).

The Parties therefore agree as follows:

1.	DEFINED TERMS AND ABBREVIATIONS

In this Agreement, except where set forth otherwise in the Asset Purchase Agreement, the following terms and abbreviations have the following meanings:

“Agreement” has the meaning given in Recitals B.

“Asset Purchase Agreement” has the meaning given in Recitals A.

2.	AMENDMENT OF THE MAIN BODY OF THE ASSET PURCHASE AGREEMENT

2.1	Amendment of Section 4.3(b)

Section 4.3(b) is fully replaced by the following wording:

“The funds in the Escrow Account shall serve as collateral for Purchaser with respect to any claims of Purchaser against Seller arising out of or in connection with this Agreement, in particular pursuant to Section 4.7, Section 6.3(c), Section 7.5, Section 11 and Section 15.2 of this Agreement.”

2.2	Amendment of Section 4.4

Section 4.4 is fully replaced by the following wording:

“(a) The Purchaser shall pay, on the Closing Date, an amount of EUR 3,000,000.00 (in words: Euro three million) (the “Escrow Amount”) to the Escrow Account.

(b) The Purchase Price less the Escrow Amount, less the Holdback Amount and less the Overhead Employee Amount (the “Purchase Price Payment Amount”) shall be due for payment on the Closing Date. If the Seller issues an invoice to the Purchaser pursuant to Section 4.2(b) for any value added tax imposed by a taxing authority, the value added tax shown therein shall be due for payment within ten (10) Business Days of receipt of the relevant invoice from the Seller after the Closing Date.

(c) The Purchaser shall pay within ten (10) Business Days after the Final Reimbursement Loss Portion has become final and binding in accordance with Section 7.5(b) an amount of EUR 5,000,000 (in words: Euro five million) (“Holdback Amount”) less the Final Reimbursement Loss Portion to the Seller if the Final Reimbursement Loss Portion falls short of the Holdback Amount. If the Final Reimbursement Loss Portion equals or exceeds the Holdback Amount Seller shall have no claim to payment of the Holdback Amount to Seller.

(d) Any payment to be made under this Agreement shall be made in EUR by irrevocable and unconditional wire transfer in immediately available funds and safe for the payment of the Escrow Amount which is payable to the Escrow Account to the respective accounts as set forth in Section 17.1 of this Agreement, with value as of the relevant due date and without deduction of any costs and bank or other charges (except for the ones levied by the bank of the respective recipient).

2.3	Amendment of Section 6.3(a)

Section 6.3(a) is fully replaced by the following wording:

“If and to the extent the consent to the transfer of a Transferred Contract has been granted by the respective counterparty or any other transfer requirements were obtained or the transfer of a Transferred Contract was effected by operation of law, the following shall apply: The Transferred Contract, and all rights, claims and receivables thereunder, shall be transferred on the Closing Date to Purchaser with economic effect as of the Cut Off Date, i.e. the Seller shall transfer to the Purchaser all such rights, claims and receivables under the Transferred Contracts which relate to time periods as of or after the Cut Off Date and rights, claims and receivables which relate to periods prior to the Cut Off Date shall remain with Seller. However, for the avoidance of doubt also such rights, claims and receivables which came into existence before the Cut Off Date shall transfer to the Purchaser, if they relate to time periods as of or after the Cut Off Date, irrespective when they become due. As an exception to this provision the Purchaser shall not be entitled to claim any cash pre-payments from the Seller, which the Seller has received in connection with the current term of the license agreement between the Seller and [●] having an effective date 20 July 2022 and which relate to time periods as of or after the Cut Off Date.”

2.4	Amendment of Section 6.3(c)

Section 6.3(c) is fully replaced by the following wording:

“On the Closing Date and with economic effect as of the Cut Off Date, the Purchaser hereby assumes, and agrees to pay, perform and discharge when due, and reimburses, as the case may be pro rata, all such liabilities and obligations arising from or in connection with the Transferred Contracts (whether actual or contingent, known or unknown) which relate to time periods as of or after the Cut Off Date unless (i) such liabilities and obligations have been incurred with the Seller being in breach of Sections 11.1 or 11.2 or (ii) they are considered as insolvency claims according to section 38 InsO. With respect to any potential liabilities and obligations arising in connection with the current term of the license agreement between the Seller and [●] having an effective date 20 July 2022 and which relate to time periods as of or after the Cut Off Date, the Parties agree that the Purchaser shall be compensated by the Seller for such liabilities and obligations up to the maximum amount of the pro rata portion pertaining to the period after the Cut Off Date of the total amount of cash pre-payments received by the Seller under this contract in relation to the remainder of the term of the contract. The right to compensation shall be excluded, if the liability or obligation is based on willfull or negligent behaviour of the Purchaser. The Seller confirms that it is currently not aware of any potential liabilities and obligations in connection with the current term of the license agreement.”

2.5	Amendment of Section 7.1

The following sentence is added at the end of Section 7.1:

“For the avoidance of doubt, Excess Number of Employees shall mean all employees including managing directors that shall not transfer to Purchaser exceeding the Target Number of Employees irrespective of any allocations of employees who shall or shall not transfer to certain departments in the Purchaser Concept.”

2.6	Amendment of Section 7.5

Section 7.5 is fully replaced by the following wording:

“(a) Seller and Purchaser hereby agree that any expenses made by Seller that have been funded by Purchaser by way of making available the Final Interim Loss to Seller before the Closing Date and any expenses that will be made by Purchaser after the Closing Date with regard to employees in the number of the Excess Number of Employees including managing directors (Geschäftsführer) whose employment has been terminated pursuant to Section 9.1(b)(i) to (iv) before or on the Closing Date according to this Agreement with an end date of employment before or after Closing Date (such expenses made with regard to employees in the number of the Excess Number of Employeesincluding managing directors hereinafter the “Reimbursement Loss Portion”) shall be reimbursed by Seller to Purchaser. The Reimbursement Loss Portion that was made available as wages, whereby wages shall include all elements of the total remuneration and other financial payments to the employees, including but not limited to base and variable salary, pension and benefits, social security contributions, (“Wages”), and severance payments to the Excess Number of Employees shall be calculated on a monthly basis by applying the actual Wage, that the percentage of the Excess Number of Employees received or receives in relation to the Current Number of Employees (“Monthly Wage Portion”) and the severance payments that were paid to employees whose employment ended (“Monthly Severance Amount”) during the time period from 1 December 2022 until and including 31 March 2023. The relation (percentage) of the employees in the number of the Excess Number of Employees from the total number of Current Employees shall be determined on a monthly basis starting with December 2022 and ending with March 2023 (“Excess Employee Percentage”), whereby the number of Current Employees in each month and the Excess Number of Employees in each month for the purpose of this calculation shall be determined on the last day of each month, the Excess Number of Employees thereby being the number of Current Employees minus 250. In order to calculate the Reimbursement Loss Portion from the total Wages for each month starting December 2022 and ending March 2023 four partial amounts consisting of the Monthly Wage Portion and the Monthly Severance Amount shall be added up.

(b) Seller shall provide a draft calculation of the Reimbursement Loss Portion to Purchaser by 15 April 2023 (“Preliminary Reimbursement Loss Portion”). Sections 11.4(d)(i)-(iv) shall apply mutatis mutandis to the Preliminary Reimbursement Loss Portion. The final and binding calculation of the Reimbursement Loss Portion (“Final Reimbursement Loss Portion”) shall be deducted from the Holdback Amount to be paid to Purchaser pursuant to Section 4.4(c) in case the Final Reimbursement Loss Portion falls short of the Holdback Amount. In case the Final Reimbursement Loss Portion exceeds the Holdback Amount, Seller shall reimburse Purchaser for the amount of the Final Reimbursement Loss Portion exceeding the Holdback Amount.”

3.	EXHIBITS TO THE ASSET PURCHASE AGREEMENT

3.1	Replacement of Schedule 6.1

Schedule 6.1 of the reference deed of the Asset Purchase Agreement is hereby replaced in its entirety by the Schedule 6.1 attached hereto as Exhibit 3.1.

4.	COSTS

(a)

Unless stipulated otherwise in this Agreement and/or the Asset Purchase Agreement, each Party shall bear its own costs and expenses in connection with the preparation and negotiation of this Agreement, including any and all costs for its advisors.

(b)

Any fees for the notarial recording or other fees, costs and expenses in connection with this Agreement shall, in the internal relationship and unless stipulated otherwise in this Agreement and/or the Asset Purchase Agreement, be borne by Purchaser alone.

5.	MISCELLANEOUS

5.1	Entire agreement

No other terms, conditions and/or exhibits of the Asset Purchase Agreement shall be negated or amended as a result of this Agreement. Except as amended by this Agreement, the Asset Purchase Agreement shall remain in full force and effect and also apply accordingly to this Agreement where applicable. This Agreement and the Asset Purchase Agreement comprise the entire agreement between the Parties concerning its subject matter.

5.2	Exhibits

All Exhibits to this Agreement shall form an integral part of this Agreement.

5.3	Amendments

Any amendments, changes or waivers with respect to this Agreement (including amendments to or a waiver of this Section 5.3) shall be valid only if made in writing and signed by the Parties, unless applicable mandatory Law requires otherwise.

5.4	Assignment

Without the prior written consent of the other Parties, no Party shall be entitled to assign or transfer any rights and obligations under this Agreement to any third party (including affiliates), either in whole or in part.

5.5	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Germany, without regard to principles of conflicts of Laws and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

5.6	Jurisdiction

To the extent permitted by law, the competent courts of Hamburg shall have exclusive jurisdiction to rule on any dispute arising under or in connection with this Agreement.

5.7	Partial Invalidity

Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement. It is the express intention of the Parties that this Section 5.7 does not just have the effect of shifting the burden of proof but also that section 139 BGB is excluded.